EXHIBIT 99.2

To Form 8-K dated July 24, 2015

Seacoast Banking Corporation of Florida

Second Quarter 2015 Earnings Conference Call

July 24, 2015

1:00 pm Eastern Time

Company Participants:

Dennis S. Hudson, III, Chairman and Chief Executive Officer, Seacoast Banking Corporation of Florida

Charles K. Cross, Jr., EVP, Commercial Banking, Seacoast Banking Corporation of Florida

Stephen A. Fowle, EVP and Chief Financial Officer, Seacoast Banking Corporation of Florida

David Houdeshell, EVP & Chief Risk and Credit Officer, Seacoast Banking Corporation of Florida

Jeffery Lee, EVP & Chief Marketing Officer, Seacoast Banking Corporation of Florida

Charles Shaffer, EVP, Community Banking, Seacoast Banking Corporation of Florida

Other Participants:

Taylor Brodarick, Vice President, Guggenheim Securities, LLC

Chris Marinac, Managing Principal and Head of Research, FIG Partners

Stephen Scouten, Associate Director, Equity Research Sandler O'Neill

Scott Valentin, Managing Director, FBR Capital Markets

Management Remarks:

Operator: Welcome to Seacoast Second Quarter Earnings Conference call. My name is Adrienne, and I will be your operator for today's call. At this time, all participants are in a listen-only mode. Later, we’ll conduct a question-and-answer session. Please note this conference is being recorded.

Before we begin, I direct your attention to the statement contained at the end of the press release regarding forward-looking statements. During the call certain issues will be discuss that constitute forward-looking statements within the meanings of the Securities and Exchange Act, and as a result the comments are intended to be covered within the meaning of the act.

I’ll now turn the call over to Mr. Dennis Hudson, Chairman and CEO. Mr. Hudson, you may begin.

Dennis Hudson: Thank you very much, and thank all of you for joining us today on our call. We’d also like to mention that there are a few slides to go along with this call, as well as the copy of our press release that we released yesterday afternoon. These are posted on our website at seacoastbanking.com, and they can be found under the title “Presentations.”

Also with me today is Steve Fowle, our Chief Financial Officer, who is going to be reviewing some of our results after the opening comments that I will make. Also with us in the room are Chuck Cross, who leads our Commercial Banking business line; Chuck Shaffer, our Community Banking business leader; David Houdeshell, our Chief Risk and Credit Officer; and Jeff Lee, our Chief Marketing Officer. All of us will be available to answer questions should you have any following our remarks.

I’ll open by saying, we had another strong quarter this quarter with very significant growth, we feel, in revenue on both a sequential and a year-over-year basis. As you are going to hear in a minute, net income was also up significantly year-on-year.

Our strategic framework to focus on improving profitability, investing for growth, and managing risk continues to yield consistent results. We believe that these results demonstrate our value proposition and that our approach to community banking is really beginning to resonate in the marketplace. We also believe the investments we have made and are making will continue to fuel further success and capture greater opportunity as we move into the future. This quarter I was also encouraged by continued strength in our credit quality, with declines in nonperforming loans and nonperforming assets.

I thought I’d mentioned at the outset that there are a few areas in which we have made substantial investments and will share with you some of the results that these investments are producing. First, our most significant investment over the last couple of years has been around expanding our Accelerate business banking platform to further serve the commercial business markets, particularly of South Florida and Orlando. These investments are now producing some of the best growth we’ve seen, not just in loans, but also in core deposits and other services. Moreover, it’s contributing to meaningfully good new growth in high value business households.

Other investments to streamline processes around our small business banking platform, together with new leadership and better execution, is growing higher value small business households at a rate that is, frankly, very pleasing to us. This is happening just as the local economy is providing greater opportunity for small business expansion. Similar results are also evident this quarter around our residential and consumer lending areas, and these results are particularly benefiting from investments we’ve made in some of our digital marketing and data analytics.

Over the past 18 months, we’ve increased our investments around digital marketing, using innovative thinking and predictive intelligence, and we are benefiting from more effective cross-sell efforts to expand our number of services utilized by each customer. I thought I would share also a few metrics that suggest we’re on to something here and our investments are paying off.

•	Year-to-date, we recorded a 37% improvement in new households acquired compared to the same time last year;

•	Year-to-date, we’ve produced around $60 million in new small consumer loans, compared with just $30 million for the same period last year, around a 93% improvement;

•	Households with an activated debit card have grown by almost 10% year-to-date, compared with a growth rate of about 6% year-to-date over the same time last year; and

•	Our households engaging with us using mobile technology have grown as well. This year, they’re up about 28% compared with about 18% growth in the same time last year.

So, we’re really beginning to see some acceleration and some pretty significant movement as a result of these investments.

Finally, I wanted to update you on our investment in our Orlando acquisition which was closed and integrated just three quarters ago. Over that short period, we have seen meaningful growth in households coming out of the acquired customer base. We’ve seen growth in the revenue and we’ve seen growth in services per household each and every quarter, and the growth has accelerated each quarter. Compare this to slightly negative to neutral historical growth we observed in that customer base during our diligence. The growth rates on this acquired customer base have not caught up to our legacy growth rates, but the improvement is on pace to get us there in another couple of quarters. As you can see, we are leveraging our investments to grow across a larger customer base, and frankly we are doing so with very little incremental cost.

We will do the same with our acquisition of Grand Bankshares, which closed last Friday and was integrated last weekend. This acquisition makes us the third largest Florida-based bank in Palm Beach County. These acquisitions complement our legacy banking business and enable us to successfully add new customers and expand into adjacent markets, again fueling our franchise growth.

Since 1926, we have understood and appreciated the economic value of Florida, and research is now showing that Florida again is outpacing the rest of the country. We are a leader in using digital technology and data analytics to offer our customers mobile and other convenience products in a way that is on par with some of the largest banks in the country.

The metrics I just shared with you demonstrate that we are succeeding, and we’re really in the early stages of applying these techniques to our customer base. Our acquisitions have opened up a sizable market to us, both in Orlando and Palm Beach County, and have allowed us to scale up our investments more quickly.

We look forward to the second half of this year and expect to see continued sustained growth through our strategic initiatives and investments. We are going to be expanding our marketing and process execution to our new customers in the important Palm Beach market.

And now, I’d like to turn the call over to our Chief Financial Officer, Steve Fowle, who is going to share a few other insights and highlights for the quarter; and then, of course, we’d be happy to take a few questions.

Steve Fowle: Thank you, Denny, and thanks to all of you who have taken the time to join us for the call today. Our second quarter results reflect another successful quarter for Seacoast as our investments pay off and as our business teams were able to drive significant revenue growth.

As Denny noted earlier, revenues increased a solid $1.5 million this quarter to $34.5 million. This is a 4.5% not annualized linked quarter growth rate. We grew revenues $11.9 million or 53% compared to the second quarter of 2014. Our ability to produce continued topline growth drove another quarter of strong results. Year-over-year net income increased $3.9 million or 203% to $5.8 million, and decreased slightly from $5.9 million in the first quarter of 2015. This translates to $0.18 per diluted common share, compared to $0.07 in the second quarter last year and essentially flat with the first quarter of 2015.

Investment in our franchise, including the effective use of digital marketing and stellar efforts by our customer-facing personnel, led to growth across our businesses. First, we grew total loans by $602 million from last year. Excluding loans acquired with our Orlando acquisition, we increased loans $238 million or 18%. During this quarter, we also grew loans a strong 18% annualized, and our pipelines finished the quarter at 12-month highs. This growth is more remarkable when you consider that our lending teams have been able to build this momentum while maintaining industry and geographic diversification metrics and managing to a very conservative house limit.

Households also continue to grow at a strong steady pace, increasing 5% annualized over first quarter levels and 5% from prior year levels, again normalized for acquired households. This success allowed us to grow core customer deposits at a 19.8% pace above last year, adjusted for the acquisition, and flat from last year despite entering a seasonally slow summer period and despite intentional runoff of our higher cost CD portfolio. Non-interest checking now represents 31% of all deposits and, combined with low cost interest checking, demand accounts have reached 54% of our total deposits.

As a result, we improved margin by 40 basis points from last year, and net interest income held flat with last quarter despite the fact that we did not record anywhere near the level of purchased loan accretion. You may remember last quarter we indicated that Q1 had about 10 basis points or $750,000 excess purchased loan accretion above our expected levels. You might also remember we expected the margin to decrease to about 3.50% during 2015, spot on with what we are reporting this quarter.

Going forward, we believe that continued strength in loan growth and other favorable balance sheet mix dynamics will allow for modest upside opportunity this year. The Grand Bank acquisition and the potential for increased rates later in the year may fuel additional margin opportunity, although it’s too early to say more about either of these dynamics.

Our business also drove significant service fee income growth. Our marine finance business had a solid quarter, and mortgage banking held at levels very close to our strong Q1 performance. With 5% household growth, interchange income and deposit service charges showed strong increases despite part of the quarter being impacted by lower summer activity levels.

We also recorded a $725,000 gain in non-interest income on a participated loan. This represents a discount we recognized when we participated out a portion of a Bancshares loan in order to meet additional credit needs of a good customer who is approaching our house limit. We consider this income to be core. It’s almost, in all respects, the same as purchase loan accretion recognized in margin, but for the fact the loan was participated.

Our long-term revenue growth reflects investment in our franchise over the past couple years. This growth story can be seen in a couple metrics which I think are revealing. 2012 was a year when many banks like Seacoast were turning focus from the impact of the Great Recession and beginning to turn focus to the future. Using this year as a starting point, we’ve grown pre-tax, pre-provision net income at 120% growth rate based on an annualized first half of 2015. Investment in technology, acquisitions, and our Accelerate model has helped us produce 23% annual growth in revenues, while allowing us to hold expense growth to 6%, remarkable operating leverage.

This quarter’s expenses reflect the impacts of such investment. Q2 increased expense over last year, of course, reflects our significant entry into the Orlando market, offset by cost savings initiatives. The linked quarter increase of $1.1 million reflects $337,000 in corporate development charges, up more than $60,000 from Q1, and more than $350,000 in expenses from the acquisition of our factoring business in May. This is their ongoing run rate for the portion of the quarter that they were part of us. This lift-out slightly added to our bottom line this quarter. Expense growth also included an increase of approximately $375,000 in production driven commission expense and $250,000 in increased marketing expense. Marketing expense this quarter included investments in digital customer acquisition and corporate branding in our new Orlando market, both of which should provide long-term benefit for Seacoast.

A strong revenue increase is only one measure of the benefit of investment. Additionally, investment in technology aimed at adding convenience for our customers, like mobile banking, has helped us become more efficient. Over the past five years, growth and intentional pruning of branches—we’ve closed about 30% of our branches over this time period—has allowed us to improve our deposits per square foot from between $9,000 and $10,000, a borderline acceptable level, to better than $12,500 per square foot, more than 30% improvement. And we expect to continue to improve this metric.

So, while expenses have increased, we are focused on continuing to improve ROA and bottom-line results by continuing operating leverage improvement. We expect average expenses to average asset ratio to decrease about 10 to 15 basis points as we exit this year, excluding the Grand acquisition, ongoing or one-time merger charges. Ongoing benefit from this merger will only help this metric.

So all that said, I return the call back to Denny.

Dennis Hudson: Thank you, Steve, and we will be happy to take some questions. Operator?

Operator: Thank you. We’ll now begin the question-and-answer session. (Operator instructions.) We see Stephen Scouten from Sandler O'Neill on line with a question. Please go ahead.

Steve Scouten: I guess one thing I was curious about is obviously your shares have had a really nice run here, really over the last couple of years, and I’m curious now with the momentum you’ve seen in the organic growth, do you look at continual M&A opportunities to enhance that potential or are you more focused on letting these current investments play out as it is?

Dennis Hudson: Well, as I have said often when asked that question, our focus has been and remains on improving profitability and generating organic growth. The key factor to growing value for shareholders over time is to get those metrics right. And we are beginning, I think, to get those metrics right. So, I wouldn’t say M&A is what we’re leading with. What we’re leading with is how do we grow this business organically and create much better operating leverage as we go forward.

Obviously the acquisitions we’ve done have been very helpful to moving us forward faster, and we’re pleased with the results, so stay tuned and we’ll see. We have said repeatedly that we would be open to opportunistic ideas that really add value to the franchise and grow value for shareholders. I would say, we lead with organic growth, and we lead with the metrics we talked about because it’s incredibly valuable, and we’ll just have to see.

Steve Scouten: If I could ask one more question, if that’s okay. You’re talking about continued operating leverage, and I know Steve spoke to lowering the expense to average assets by maybe 10 to 15 points over the next year. I mean, is that, if I’m hearing correctly, more driven just by continued growth in average assets and maybe a stable expense base, or are there more absolute reductions to come at this point? Or are the Orlando investments and then others going to overwhelm that on an absolute basis?

Steve Fowle: We continue to invest in the franchise, so I’d expect the expenses to increase as we go through time long-term. I know though that those investments are paying off. We talked a lot about metrics proving that. So, operating leverage is really what we’re focusing on to help drive bottom-line growth.

Dennis Hudson: Having said that, we continue to deal with the business model adjustment—in fact, we currently are looking at many different opportunities here—and that will undoubtedly result in bringing down, over time, our legacy cost structure. We have very quietly over the last couple of years brought down probably more than 25% of our legacy branches, and I would say we have more work to do in that area over time.

However, our focus in the near term remains—and this is critically important—on generating in our new channels, growth both in customers and cross-sell. And as we get better and better at that, and we prove to ourselves that we can execute, I think it opens up the door for us to move more quickly to bring down the legacy cost structure. The legacy cost structure is not just branches. It’s basically everything that we’ve operated for the last 30 years. So, we’re very passionate about moving forward to a generally much lower cost structure.

I’d also point out, Steve, that our cost structure in terms of some of the metrics you look at, for example, our overhead ratio, is built upon a net interest margin of around 3.5%. And if you look at some of the better performers, from a cost standpoint, that are out there, they are built often on net interest margins of 5%. So, I think one metric that I try to keep an eye on are the expenses as a percentage of assets. And here at Seacoast, that’s a sub 3% number, and we see that number going down.

Operator: Your next question comes from Scott Valentin from FBR Capital Markets. Please go ahead.

Scott Valentin: Just with regard to the margin, I appreciate the guidance. You guys pointed out in the first quarter there was some outsized accretion. I’m just wondering how we should think about maybe the core margin. So, ex-accretion, it sounded like you guys see some upward bias to the margin?

Steve Fowle: We do. That really has to do with balance sheet mix. As we look at this quarter, we were at—maybe slightly below, but pretty much at—our expected level of merger accretion. So, that is always going to be a lumpy number, but it is something that, like I say, this quarter we expect we’re pretty close to where our long-term run rate should be.

Scott Valentin: In terms of driving the core margin higher, so ex-accretion, you guys are about 30% securities to assets. I imagine, over time that comes down, the loan balances go up, and you get some net benefit to asset yields. Is that the main driver of the core margin?

Steve Fowle: That is the main driver. I think we have incremental adjustments around the fringes as well, but that’s really the main driver of that improvement potential.

Operator: Our next question comes from Chris Marinac from FIG Partners. Please go ahead.

Chris Marinac: Just the leverage, I guess, or follow up on Steve’s comments about leverage, should we expect to see some incremental benefit to efficiency in ROA in the second half of this year, or Steve, would you think more of the pronounced changes are effective in 2016?

Steve Fowle: The remainder of this year should be somewhat noisy with charges from the Grand acquisition, particularly next quarter where we expect most of the one-timers to be recorded. But no, I’d expect the improvement to start this year.

Chris Marinac: And then Denny, when you look at the digital channel, how much of your loan growth is coming from that today? And I guess, more importantly, if you looked out to the end of 2016, for example, how much change would we see in that channel because it’s driving the loan growth?

Chuck Shaffer: We continue to focus pretty heavily on it. This is Chuck Shaffer. It right now is about 20% of our consumer volume. Our focus has been on the consumer side on that. And as we look forward, we’re looking for opportunities to expand that into potentially mortgage lending as well as small business, so more to come on that as we look forward. But it has been increasing and is as much as 20% of our consumer loan production now, which is up from 0% a year ago, so we’ve seen a tremendous growth in that line, and we’ll continue to focus on it as we move forward.

Dennis S. Hudson: The cost associated with that lift is very nominal, and the key here, it’s eminently scalable and very exciting for us. Jeff, did you have anything else to add?

Jeff Lee: Yes. Just good momentum in that direction. We’re seeing trends as well from deposit account opening. We’re trending closer to 10% of those being opened outside of the branch. So, it gives us quite a bit of flexibility as we move forward.

Dennis Hudson: We have internal goals, that we have not shared with you, to move those numbers much higher. Again, as they begin to gain better momentum, it makes us more confident about re-looking at a pacing of legacy cost-outs that could be really helpful for us in terms of building tremendous value over the next year or two.

Chuck Shaffer: And that 20% that I quoted, we’ll continue to see that grow month to month. So, we expect that to grow as we move forward and become a bigger part of our consumer channel.

Chris Marinac: Denny, my followup is: Is there a point in the next couple of quarters where we see some further branch rationalization? It sounds like you’re looking for more momentum that would justify that, but I was just curious on the timing of when that may happen.

Chuck Shaffer: Yeah. As Denny mentioned, what we look for is opportunistic opportunities to make that happen. So far, as mentioned earlier over the prior years, we’ve closed a number of branches with zero impact on our customer base. During that period of time, we’ve been able to grow the customer base while closing those branches. As opportunities present themselves for us to exit branches, we will, but we’ll do it in a way that’s customer friendly and allows us to continue to grow customers against those transactions. So, we will continue to look for opportunities to take advantage of that.

Dennis Hudson: Chris, I’d tell you that it absolutely is part of our plan going forward to pull the trigger on lot of that stuff, and I would not be surprised to have us talking about that next quarter.

Operator: (Operator instructions.) We have Taylor Brodarick from Guggenheim on line with a question.

Taylor Brodarick: I think just one for me, guys. Obviously, loan growth was very solid for the quarter, and you’ve seen some pretty outstanding loan growth from some of your other Florida-only peers. I was just curious, if you could comment on the competition, not specifically, but if it’s a function of whether there are some bigger credits out there that maybe your in-house lending limit doesn’t work with, or are you seeing deterioration in structure being offered? Or is pricing just extremely fierce and getting more so?

Chuck Cross: This is Chuck Cross. Just a comment, our loan growth was across all segments, and we have stayed away from the very large credits that others may be chasing. Florida has always been a very price competitive environment, but if you’re at the right place with the right speed-to-market with the right customer, you can get a fair price, and we feel like we are still achieving that. There has been a lot of press about loosening of underwriting standards, and I think that in a lot of the bigger deals, you are seeing limited guarantees and some loosening of financial covenants, and we make prudent decisions and bow out when we need to.

Dennis Hudson: And we stay away from the larger deals that are more heavily competed for, I would say. I mean, we’ve not revealed the numbers, but when you look at the number of credits that we booked this past quarter, it was the largest we have ever done in terms of number of loans. So, the number growth has far exceeded the dollar value of growth that we’ve seen out there, and that is very impressive to me. It’s coming across all quarters. It’s being done with the air-cover of digital to help boost what we’re doing on the ground. We’re staying focused in smaller value commercial opportunities that we feel very comfortable with. So, we’re growing it in a way that is more sustainable and less likely to be susceptible to lumpiness if we were to move into a period of downturn.

So, it’s an exciting period. I mean, the competition is there. I say this repeatedly, there’s never been a time in my career where we haven’t had lots of competition, and lots of crazy competition. It’s just something you deal with every day, and our team both on a credit side and the production side do, I think, a nice job of balancing.

Chuck Shaffer: Earlier you heard about the investments, and over the prior years we made investments that have increased speed to market. We think it’s something that’s differentiated ourselves in the marketplace and adds value that we get paid for.

Dennis Hudson: Probably one of our fastest growing lines right now is small business. This is exactly the right time to be out there with smoother processes in small business. We worked on that two years ago in anticipation of the economy improving to the point where small business would begin to grow again. Over the past 12 months, we’ve invested more in leadership in that area, and we’ve invested more in marketing in that area. It is really paying off now with some of the highest number count of small business relationships, which of course come with a very significant coverage of deposits, and that’s one of our fastest growing lines.

If you look in the back of our tables, you’ll see some of our growth rates in DDA, checking accounts, and other transaction accounts, and you see there’s an emerging trend of faster growth on the business side. That growth is a direct result of that. I can’t wait to see what that produces as we get back into the seasonal high period of Q4 and Q1 of next year.

Chuck Shaffer: I’ll point out that the Palm Beach County market, which is a new market for us, opens a world of opportunities to bring that down into Palm Beach County.

Operator: We have no further questions at this time. I’ll turn the call back over to Mr. Dennis Hudson for final comments.

Dennis Hudson: Well, thank you all very much for attending today. We look forward to continuing to keep you up-to-date with our progress when we announced next quarter’s results. Thank you.

Operator: Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating, and you may now disconnect.

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